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Press Release September 2, 1994                                    Exhibit 99.01




                                                  CONTACT:  Kenneth Schwartz
                                                               212-297-0900



                 K & F RETIRES DEBENTURES WITH CASH AND EQUITY



NEW YORK, September 2, 1994 -- K & F Industries, Inc., today announced that for $12.76 million in cash and 22.5% in equity it has retired a $30 million face amount pay-in-kind (PIK) Subordinated Convertible Debenture together with $35 million of accumulated PIK interest held by Loral Corporation.
         To effect the transaction, K & F's principal shareholders invested $12.76 million for additional shares. As a result of both transactions, K & F shareholders' equity was increased by $65 million and long term debt was reduced by an equal amount.
         K & F Industries is a leading manufacturer of wheels, brakes and brake management systems for commercial, general aviation and military aircraft; and a major producer of aircraft fuel tanks, deicing equipment and tanks for environmental, storage and transport applications.


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